UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       LARSEN, KEITH G.
       877 NORTH 8TH WEST
       RIVERTON, WY  82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     MAY 31, 2002
5. If Amendment, Date of Original (Month/Year)
     JULY 12, 2002
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |1,774              |D     |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |8,820              |D (a) |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |6,000              |I (b) |Custodial                  |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/30/|A-4 |7,870             |A  |NIL        |31,454             |I (c) |ESOP Benef.                |
CK                           |02    |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/30/|A-4 |38,244            |A  |NIL        |156,430            |I (d) |Relatives' ESOP            |
CK                           |02    |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |1,500              |I (e) |By Children                |
CK                           |      |    |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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 Qualified Stock Option |$2.875/s|N/A  |    |           |   |12/04|09/25|Common Stock|34,782 |N/A    |34,782      |D  |            |

 (Right to Buy) (e)   |h       |     |    |           |   |/98  |/08  |            |       |       |            |   |            |
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 Non-Qualified Stock Opt|$2.00/sh|N/A  |    |           |   |12/04|09/25|Common Stock|52,718 |N/A    |52,718      |D  |            |
ion
 (Right to Buy) (e|        |     |    |           |   |/98  |/08  |            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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 Qualified Stock Option |$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|41,667 |N/A    |41,667      |D  |            |

 (Right to Buy) (e)   |        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
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 Non-Qualified Stock Opt|$2.40/sh|N/A  |    |           |   |01/10|01/09|Common Stock|267,733|N/A    |267,733     |D  |            |
ion
 (Right to Buy) (e|        |     |    |           |   |/01  |/11  |            |       |       |            |   |            |
)                       |        |     |    |           |   |     |     |            |       |       |            |   |            |
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 Stock Option (Right to |$3.90/sh|12/07|A-4 |100,000    |A  |12/07|12/06|Common Stock|100,000|N/A    |100,000     |D  |            |
Buy) (f)                |        |/01  |    |           |   |/01  |/11  |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
Attachment to Form 5 for period ended May 31,
2002.
(a) Consists of shares subject to forfeiture. The shares are deemed "earned out" by the Reporting Person: (i) if he is continuously employed by USEG until he retires; (ii) if he becomes disabled; (iii) upon his death, or (iv) if the shares are claimed within three years following the occurrence of (i), (ii) or
(iii).
(b) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan (the "ESOP") in an account established for the benefit of the Reporting
Person.
(c) Consists of shares held in ESOP accounts established to benefit members of the Reporting Person's
"immediate family", as that term is defined in Rule 16a-1(e), in accordance with Rule 16a-8(b)(2). The Reporting
Person disclaims beneficial interest in these shares.
(d)    Consists of shares held by three minor children of the Reporting Person.

(e) Stock options granted under the Issuer's 1998 Incentive Stock Option Plan, and exempt under Rule 16b-3.
(f) Stock options granted under the Issuer's 2001 Incentive Stock Option Plan, and exempt under Rule 16b-3.
SIGNATURE OF REPORTING PERSON
   /s/ Keith G. Larsen
DATE
   August 16, 2002